UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) August 25, 2008
LIN TV Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31311	05-0501252

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
LIN Television Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-25206	13-3581627

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Four Richmond Square, Suite 200, Providence, Rhode Island 02906
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (401) 454-2880
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 25, 2008, LIN Television Corporation entered into a Third Amendment (the “Amendment”) to its Credit Agreement, dated as of November 4, 2005 (as amended, supplemented or modified from time to time), with the several banks and other institutions from time to time parties thereto.
     Among other things, the Amendment revises certain financial condition covenants to provide us with greater operating flexibility. Specifically, (i) the maximum permitted consolidated leverage ratio, which was scheduled to reduce from 7.75:1 to 6.00:1 on October 1, 2008, will reduce from 7.75:1 to 7.00:1 on October 1, 2008 and will then reduce to 6.50:1 on January 1, 2010, and to 6.00:1 on July 1, 2010; and (ii) the minimum required consolidated interest coverage ratio, which was scheduled to increase from 2.00:1 to 2.25:1 on October 1, 2008, will remain at 2.00:1 until January 1, 2010, when it will increase to 2.25:1. The Amendment makes changes to a number of other covenants. In addition, the Amendment permanently reduces the aggregate revolving credit commitments from $275 million to $225 million.
     The description of the Amendment in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Third Amendment, dated as of August 25, 2008, to the Credit Agreement dated as of November 4, 2005 (as amended) among LIN Television Corporation, as the borrower, the several banks and other institutions from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, an issuing lender and as swingline lender, Deutsche Bank Trust Company Americas, as syndication agent and as an issuing lender, Goldman Sachs Credit Partners, L.P., Bank of America, N.A. and Wachovia Bank, National Association as documentation agents, and The Bank of Nova Scotia and Suntrust Bank, as co-documentation agents, and J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIN TV CORP.
Date: August 26, 2008	By:	/s/ William A. Cunningham
William A. Cunningham
Vice President and Controller

LIN TELEVISION CORPORATION
Date: August 26, 2008	By:	/s/ William A. Cunningham
William A. Cunningham
Vice President and Controller